Exhibit 21.1

CONTANGO OIL AND GAS COMPANY

LIST OF WHOLLY-OWNED SUBSIDIARIES

DECEMBER 31, 2020

Wholly-Owned Subsidiaries of Contango Oil & Gas Company as of 12/31/20

Contango Resources, Inc.

Contango Midstream Company

Contango Operators, Inc.

Contaro Company
Contango Alta Investments, Inc.